EXHIBIT 99.1

 ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Change in Leadership Roles

SAN ANTONIO, Texas, Sept. 20, 2018 – Abraxas Petroleum Corp. ("Abraxas") (NASDAQ: AXAS) today has announced a change in leadership roles.  William H. Wallace, has resigned as VP of Operations to pursue other career opportunities. The Board of Directors of Abraxas has appointed Mr. Kenneth W. Johnson, currently Abraxas’ Regional Operations Manager, as the new VP of Operations.

Mr. Johnson is a tenured member of Abraxas’ management team and has managed various operations at Abraxas and its predecessor companies since 2000. Prior to Abraxas, Mr. Johnson served as a consultant to various operators in supervisory and operations management roles across the US including the Mid-Continent, Rockies, and Gulf Coast regions.

"We are pleased that we are able to make a smooth transition as part of our ongoing planning and development initiatives," said Bob Watson, President and CEO. "As a Company, we appreciate the years of hard work that Will Wallace has contributed to Abraxas, and we are grateful for his contributions to get Abraxas to where we are as a company today. Further, we look forward to working with Kenny Johnson as he assumes leadership of this function. Kenny has also made significant contributions to Abraxas for many years, and we have complete confidence in his leadership in his new role.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris – Director of Finance and Capital Markets

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com